Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-30847, 333-57952, 333-101233 and 333-107111 of EPIQ Systems, Inc. on Form S-8, and in Registration Statement No. 333-101232 of EPIQ Systems, Inc. on Form S-3, of our report dated February 25, 2004 (June 21, 2004 as to notes 4 and 16) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in method of accounting for goodwill and other intangible assets in 2002), appearing in this Current Report on Form 8-K of EPIQ Systems, Inc., dated June 21, 2004.

DELOITTE & TOUCHE LLP

Kansas City, Missouri

June 21, 2004